EXHIBIT (11)
THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Computation of Earnings Per Share
Amounts in millions except per share amounts

Years ended June 30	2013	2012	2011	2010	2009
BASIC NET EARNINGS PER SHARE
Net earnings from continuing operations	$11,402	$9,317	$11,698	$10,851	$10,645
Net earnings attributable to noncontrolling interests	(90)	(148)	(130)	(110)	(86)
Net earnings from continuing operations attributable to Procter & Gamble	11,312	9,169	11,568	10,741	10,559
Preferred dividends, net of tax benefit	(244)	(256)	(233)	(219)	(192)
Net earnings from continuing operations attributable to Procter & Gamble available to common shareholders	$11,068	$8,913	$11,335	$10,522	$10,367
Net earnings from discontinued operations	—	1,587	229	1,995	2,877
Net earnings attributable to Procter & Gamble available to common shareholders	11,068	10,500	11,564	12,517	13,244

Basic weighted average common shares outstanding	2,742.9	2,751.3	2,804.0	2,900.8	2,952.2

Basic net earnings per common share - continuing operations	$4.04	$3.24	$4.04	$3.63	$3.51
Basic net earnings per common share - discontinued operations	—	0.58	0.08	0.69	0.98
Basic net earnings per common share	4.04	3.82	4.12	4.32	4.49

DILUTED NET EARNINGS PER SHARE
Net earnings from continuing operations attributable to Procter & Gamble	$11,312	$9,169	$11,568	$10,741	$10,559
Net earnings from discontinued operations	—	1,587	229	1,995	2,877
Net earnings attributable to Procter & Gamble	11,312	10,756	11,797	12,736	13,436

Basic weighted average common shares outstanding	2,742.9	2,751.3	2,804.0	2,900.8	2,952.2
Add potential effect of:
Conversion of preferred shares	116.8	123.9	128.5	134.0	139.2
Exercise of stock options and other unvested equity awards	70.9	66.0	69.4	64.5	62.7
Diluted weighted average common shares outstanding	2,930.6	2,941.2	3,001.9	3,099.3	3,154.1

Diluted net earnings per common share - continuing operations	$3.86	$3.12	$3.85	$3.47	$3.35
Diluted net earnings per common share - discontinued operations	—	0.54	0.08	0.64	0.91
Diluted net earnings per common share	3.86	3.66	3.93	4.11	4.26